Exhibit 10.01

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ARTEMIS ACQUISITION CORP.

TRAVEL CENTER PARTNERS, INC.

SHAREWELL CAPITAL GROUP, INC.

AND

ENERGY PARTNERS SC, INC.

Dated as of February 22, 2012

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) made this 22nd day of February, 2012, is entered into by and among Artemis Acquisition Corp, a Delaware corporation (“Artemis”), Travel Center Partners, Inc. a South Carolina corporation and wholly-owned subsidiary of Artemis (“Travel Center Partners”), Sharewell Capital Group, Inc.,  a Nevada corporation (“Sharewell”) and Energy Partners SC, Inc. (“Mergerco”), a South Carolina corporation and wholly-owned subsidiary of Sharewell. Artemis, Travel Center Partners, Sharewell and Mergerco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                The Parties intend to effect the acquisition of Travel Center Partners by Sharewell through the statutory merger of MergerCo with and into Travel Center Partners in accordance with this Agreement and Title 33 of the South Carolina Code of Laws, upon the consummation of which MergerCo will cease to exist as a separate entity and Travel Center Partners will survive as a wholly-owned Subsidiary of Sharewell, which will in turn become an 81% subsidiary of Artemis, with the other 19% of Sharewell to be owned by Sharewell’s existing shareholders. The Parties intend this transaction to be treated as a tax - free reorganization under the Internal Revenue Code of 1986, as amended (the “Code”).

B.                 The respective Boards of Directors of each of the Parties have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and in the best interests of their respective stockholders, and (ii) adopted this Agreement and the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      THE MERGER.

1.1              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 33 of the South Carolina Code of Laws, MergerCo shall be merged with and into Travel Center Partners, at the effective time of the Merger (the “ Effective Time”) whereupon the separate existence of MergerCo shall cease, and Travel Center Partners shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of Travel Center Partners, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of South Carolina. As a result of the Merger, the outstanding shares of capital stock of Travel Center Partners shall be converted or cancelled in the manner provided in Section 2.9 hereof.

1.2              Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned by agreement of the Parties, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Pacific Time on February 22, 2013 (the “Closing Date”), at the offices of Bauman & Associates Law Firm, Las Vegas, Nevada, unless another date, time or place is agreed to in writing by the Parties.

1.3              Actions and Deliveries at Closing. The articles of merger in the form attached hereto as Exhibit B (the “Articles of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of South Carolina (the “Secretary of State”) in accordance with Title 33 of the South Carolina Code of Laws on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State, or at such other time as is permissible in accordance with Title 33 of the South Carolina Code of Laws and as Artemis and Sharewell shall agree should be specified in the Articles of Merger.

1.4              Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of Title 33 of the South Carolina Code of Laws, all of MergerCo’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of MergerCo will become the Surviving Corporation’s debts, liabilities, and duties.

1.5              Governing Documents of the Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

1.5.1        Articles of Incorporation. The Articles of Incorporation of Travel Center Partners, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s Articles of Incorporation until thereafter amended.

1.5.2        Bylaws. The Bylaws of Travel Center Partners, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s Bylaws until thereafter amended.

1.6              Directors of Sharewell and the Surviving Corporation. At the Effective Time, the Board of Directors of Sharewell and the Surviving Corporation shall consist of John Ronda, Dean Porter, Peter Iodice and Robert Nash, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation or Articles of Incorporation and Bylaws, each as amended to date, of Sharewell or the Surviving Corporation, as applicable, in each case, until their respective successors shall have been elected and qualified or until otherwise provided by law. All other directors of Sharewell immediately prior to the Effective Time shall resign, effective as of the Effective Time.

1.7              Officers of Artemis, Sharewell and the Surviving Corporation. At the Effective Time, the officers of  Sharewell  immediately prior to the Effective Time shall resign, effective as of the Effective Time, and the officers of Sharewell and the Surviving Corporation, as of the Effective Time, shall consist of the following individuals:

John Ronda – President Dean Porter – Vice Chairman Peter Iodice – Vice Chairman Robert Nash – Senior Vice President and Secretary Salvadore Julian – Chief Financial Officer

who shall serve as officers of  Sharewell subject to the applicable provisions of the Certificate of Incorporation or Articles of Incorporation and Bylaws, each as amended to date, of Artemis, Sharewell or the Surviving Corporation, as applicable, in each case, until his respective successor(s) shall have been duly appointed or until otherwise provided by law.

1.8              Effect on Capital Stock of MergerCo. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.  As a result, The Surviving Corporation (Travel Center Partners) shall become a wholly-owned subsidiary of Sharewell.

1 .9              Effect on Capital Stock of Travel Center Partners. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

1.9.1        Aggregate Consideration to be Received by Artemis. The aggregate merger consideration will be 405,000,000 fully paid, non-assessable shares of Sharewell Common Stock, constituting 81% of the issued and outstanding shares of Sharewell Common Stock (thereinafter, the “Artemis Merger Consideration”).  As a result, Sharewell shall become an 81% - owned subsidiary of Artemis and the existing shareholders of Sharewell Common Stock shall immediately following the Merger continue to hold 95,000,000 shares of Sharewell Common Stock, or 19% of the outstanding shares of Sharewell Common Stock

1.9.2        Conversion of Travel Center Partners Common Stock. Each issued and outstanding share of Travel Center Partners Common Stock shall be converted to Sharewell Common Stock at a ratio equal to 40,700 shares of Sharewell Common Stock per share of Travel Center Partners Common Stock (the “Exchange Ratio”).

1.9.3        Cancellation and Retirement of Travel Center Holdings Common Stock. As of the Effective Time, all shares of Travel Center Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Travel Center Holdings Common Stock shall cease to have any rights with respect thereto, except the right to receive the Artemis Merger Consideration per share upon the surrender of such certificate in accordance with Section 1.10 hereof, without any interest thereon.

1.10          Exchange of Certificates.

1.10.1    Exchange Procedures. As soon as reasonably practicable after the Effective Time, Artemis shall deliver to the Escrow Agent a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of Travel Center Partners Common Stock (the “Certificates”).

1.10.2    Merger Share Certificates. Upon surrender of a Certificate for cancellation to the Escrow Agent, Artemis be entitled to receive in exchange therefor a certificate representing 407,000,000 shares of Sharewell.   It shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer. Until surrendered as contemplated by this Section 1.10.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Artemis Merger Consideration as contemplated by Section 1.9 hereof.

1.10.3    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Escrow Agent, the posting by such Person of a bond in such reasonable amount as the Escrow Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Sharewell shall issue in exchange for such lost, stolen or destroyed Certificate, subject to Section 2.11 hereof, the Merger Consideration due to such Person as provided in Section 2.9 hereof.

1.10.4    No Further Ownership Rights in Travel Center Partners Common Stock. All shares of Sharewell Common Stock issued upon the surrender of the Certificates in accordance with the terms of this Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Travel Center Partners Common Stock theretofore represented by such Certificates.

2.      ADDITIONAL AGREEMENTS.

2.1              Directors and Officers of Sharewell. At the Closing, the current Board of Directors of Sharewell shall deliver duly adopted resolutions to: (a) increase the size of Sharewell’s Board of Directors  by four (4) members effective as of the Closing; (b) appoint John Ronda, Dean Porter, Peter Iodice and Robert Nash to fill four of the vacancies on the Board of Directors of Sharewell caused by such increase in the size of Sharewell’s Board of Directors; (c) appoint (i) John Ronda to serve as President, (ii) Dean Porter to serve as Vice Chairman,  (iii)Peter Iodice to serve as Vice Chairman, (iv)  Robert Nash to serve as Senior Vice President and Secretary and (v) Salvadore Julian to serve as Chief Financial, and (d) accept the resignations of the current officers of Sharewell and the directors of Sharewell effective as of the Closing. At the Closing, the current officers of Sharewell and the directors of Sharewell shall deliver their resignations, as appropriate, as officers and directors of Sharewell to be effective upon the Closing (the “Resignations”).

2.2              Transaction Form 8-K. At least one (1) day prior to the Closing, the Parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form (the “Transaction Form 8-K”), which shall be in a form reasonably acceptable to Artemis and in a format acceptable for EDGAR filing. Prior to the Closing, the Parties shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (the “Press Release”). At the Closing, Artemis shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

2.3              Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, each Party and its affiliates shall, upon request by the others, furnish the others with all information concerning themselves, their respective directors, officers, managers, managing members, stockholders and members (including the directors and officers of Sharewell to be elected effective as of the Closing pursuant to Section 6.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of each Party to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party warrants and represents to the other Parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

2.4              Reasonable Efforts; Notification.

2.4.1        Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7 hereof to be satisfied, (b) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, notices and filings (including registrations, declarations, notices and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each Party, and its respective Board of Directors, officers and stockholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the Parties to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or ownership interest or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

2.5          Treatment as a Reorganization. Consistent with the intent of the Parties, each of the Parties shall treat, and cause its Affiliates to so treat, the Merger as a tax-free reorganization under the Code with respect to all Tax Returns, to the extent consistent with law.

2.6          Merger Expenses. Immediately prior to the Closing, Sharewell shall have no accounts payable with respect to the period between the date hereof and the Closing (other than in the ordinary course of business).

2.7          Stockholder Approval.  In connection with the Merger, this Agreement and the other transactions contemplated hereby, the Board of Directors of each of Travel Center Partners and Mergerco shall (a) recommend to the Stockholders of Travel Center Partners and Mergerco, respectively, that they consent to, and use all commercially reasonable efforts to obtain the approvals by said Stockholders, of the Merger, this Agreement and the other transactions contemplated hereby, and (b) otherwise comply with all requirements of applicable law and the Articles of Incorporation and Bylaws of Travel Center Partners and Mergerco, respectively, each as amended to date, in connection with obtaining the Stockholders’ Approvals.  Upon receipt of said recommendations of the Boards of Directors, each of Artemis and Sharewell shall unanimously approve the Merger, this Agreement and the other transactions contemplated hereby, as the sole Stockholders of Travel Center Partners and Sharewell, respectively.

3.  SURVIVAL.

The Merger Agreement dated February 3, 2013 between Artemis and Sharewell shall continue in effect except to the extent that it is inconsistent with the provisions of this Agreement, and in the event of any inconsistency, the provisions of this Agrement shall control.

4.  GENERAL PROVISIONS.

4.1          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.2          Extension; Waiver. The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

4.3          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

if to Artemis or Travel Center Partners, to:
897 Fording Island Rd #411
Bluffton, SC 29910

if to Sharewell or MergerCo, to:

1596 Lavista Road NE
Atlanta, GA 30329

4.4          Interpretation. When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section of, or an exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

4.5          Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

4.6          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.7          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

4.8          Enforcement. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court sitting in the State of California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

4.9          Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

4.10      Exhibits. The exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

4.11      Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties hereto and delivered to the other parties hereto. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement and Plan of Merger as of the date first above written.

ARTEMIS ACQUISITION CORP.,

By:	/s/ Peter Iodice
Name: Peter Iodice
Title: Vice Chairman

TRAVEL CENTER PARTNERS, INC.,
a South Carolina corporation

By:	/s/ Peter Iodice
Name: Peter Iodice
Title: President

Witnessed:

/s/ Robert Nash
SVP – Artemis Acquisition Corp.

SHAREWELL CAPITAL GROUP, INC.,
a Nevada corporation

By:	/s/ Raymond Firth
Name: Raymond Firth
Title: Chief Executive Officer

ENERGY PARTNERS SC, INC.,
a South Carolina corporation

By:	/s/ Raymond Firth
Name: Raymond Firth
Title: Chief Executive Officer